Exhibit 99.1
NEWS RELEASE

Qnity Announces Segment Leadership Transition

WILMINGTON, Del. – December 9, 2025 – Qnity Electronics, Inc. (“Qnity”) (NYSE: Q), a premier technology solutions leader across the semiconductor value chain, today announced that it has appointed Sam Ponzo as Interim President of its Semiconductor Technologies segment, effective immediately. Sam’s appointment follows a mutual decision between the Company and Sang Ho Kang that he would depart from this position.

Sam has close to three decades of strategic business management experience, most recently serving as Qnity’s Chief Strategy & Commercial Officer responsible for overseeing corporate strategy, commercial excellence and the company’s key customer relationships. Prior to the launch of Qnity, Sam spent more than 25 years at DuPont where he held a range of significant leadership positions. Most notably, Sam served as vice president and general manager for DuPont’s Industrial Solutions business in the Electronics & Industrial segment from 2019 to 2024, which included several businesses that are part of Qnity’s advanced electronics portfolio today. Sam was instrumental in delivering topline growth, operational improvement, and portfolio management including acquisitions.

In his interim role, Sam will work closely with the broader Semiconductor Technologies leadership team who bring decades of combined electronics industry expertise and deep experience working alongside Qnity’s key customers.

Qnity will conduct a comprehensive search for the position.

About Qnity
Qnity is a premier technology provider across the semiconductor value chain, empowering AI, high performance computing, and advanced connectivity. From groundbreaking solutions for semiconductor chip manufacturing, to enabling high-speed transmission within complex electronic systems, our high-performance materials and integration expertise make tomorrow’s technologies possible. More information about the company, its businesses and solutions can be found at www.qnityelectronics.com.

Qnity™, the Qnity Node Logo, and all products, unless otherwise noted, denoted with TM or ® are trademarks, trade names or registered trademarks of affiliates of Qnity Electronics, Inc.

Investor Contact
Nahla Azmy
nahla.azmy@qnityelectronics.com

Media Contact
Ashley Boucher
ashley.boucher@qnityelectronics.com